                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             BUSH INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                             BUSH INDUSTRIES, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on May 11, 2000

TO ALL STOCKHOLDERS OF BUSH INDUSTRIES, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bush Industries, Inc., a Delaware corporation, will be held at the principal office of the Company, One Mason Drive, Jamestown, New York 14702, on Thursday, May 11, 2000 at 10:00 a.m., New York time, for the following purposes:

  1. To elect twelve Directors, five of whom will be Class A Directors elected by the holders of Class A Common Stock and seven of whom will be Class B Directors elected by the holders of Class B Common Stock, for the term of one year and until their successors are duly elected and qualified;

  2. To ratify an amendment to the Company's 1995 Stock Plan to increase the number of shares of Class A Common Stock subject to such Plan by an aggregate 250,000 shares of Class A Common Stock;

  3. To ratify the appointment of Deloitte & Touche LLP, as the Company's independent public accountants for the fiscal year ending December 30, 2000; and

  4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on March 16, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
March 29, 2000

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON, SHOULD THEY SO DESIRE.

                             BUSH INDUSTRIES, INC.

                                One Mason Drive
                           Jamestown, New York 14702

                               ----------------

                                PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors of Bush Industries, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at the principal office of the Company, One Mason Drive, Jamestown, New York 14702, on Thursday, May 11, 2000 at 10:00 a.m., New York time. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees relating to the class of Common Stock for which the proxy relates for election to the Company's Board of Directors, for the amendment to the 1995 Stock Plan (the "Plan") to increase the number of shares of Class A Common Stock underlying the Plan and for the ratification of Deloitte & Touche LLP, as the Company's independent public accountants. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting the proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed to stockholders on or about March 29, 2000.

  Only holders of shares of Class A Common Stock or Class B Common Stock of record at the close of business on March 16, 2000 will be entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. As of the close of business on March 16, 2000, the Company had outstanding 10,330,945 shares of Class A Common Stock and 3,395,365 shares of Class B Common Stock.

  At the Annual Meeting, the holders of Class A Common Stock will be entitled, as a class, to elect five Directors ("Class A Directors"), and the holders of Class B Common Stock will be entitled, as a class, to elect seven Directors ("Class B Directors"). The vote of a majority of the Class A shares of Common Stock represented at the Annual Meeting is required for the election of the Class A Directors, and the vote of a majority of the Class B shares of Common Stock represented at the Annual Meeting is required for the election of the Class B Directors. The vote of a majority of the shares of capital stock represented at the Annual Meeting, voting as a single class and after taking into account that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent public accountants. The vote of a majority of the shares of outstanding capital stock, voting as a single class, and after taking into account that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required to approve the ratification of the amendment to the Plan.

  Shares represented by proxies which are marked "abstained" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Since Item 2 on the proxy card requires for approval the affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote, an abstention with respect to such proposal will have the same legal effect as a vote against such proposal. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

  A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's office, One Mason Drive, Jamestown, New York 14702, for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

  Officers and Directors of the Company beneficially own approximately 18% of the outstanding shares of Class A Common Stock and approximately 99% of the outstanding shares of Class B Common Stock. See "Security Ownership of Management and Principal Stockholders." Accordingly, approval of the aforesaid matters is virtually assured.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

  The following table sets forth the amount of shares of Class A Common Stock and Class B Common Stock owned as of March 1, 2000, by each person standing for election as a Director of the Company, by those persons known to the Company to own beneficially 5% or more of the outstanding shares of Class A and/or Class B Common Stock of the Company, and by all Directors and Officers of the Company as a group. With respect to any person who beneficially owns 5% or more of the outstanding shares of Class A and/or Class B Common Stock, the address of such person is also set forth.

                             Number and                  Number and
                            Percentage of               Percentage of
    Name and Address      Shares of Class A           Shares of Class B
  of Beneficial Owner    Common Stock Owned          Common Stock Owned
------------------------ ---------------------       ---------------------
Paul S. Bush ...........   1,227,228   11.3%(1)        3,325,685   97.9%(2)
 One Mason Drive
 Jamestown, NY 14702
Robert L. Ayres.........     168,619    1.6%(3)              --
Lewis H. Aronson........      86,453        (4)(5)           --
Paul A. Benke...........       2,377        (5)              --
Jerald D. Bidlack.......      11,316        (5)              --
Douglas S. Bush.........     149,680    1.4%(6)           19,604        (5)
Gregory P. Bush.........     113,095    1.1%(7)           30,936        (5)(8)
David G. Dawson.........      45,522        (5)(9)           --
Robert E. Hallagan......       4,052        (5)              --
Donald F. Hauck.........      92,134        (5)(10)          --
Erland E. Kailbourne....       4,052        (5)              --
David G. Messinger......     125,566    1.2%(11)             --
Bush Industries, Inc.
 Savings and Retirement
 Plan ..................     728,078    7.1%                 --
 One Mason Drive
 Jamestown, NY 14702
Dimensional Fund
 Advisors ..............     635,793    6.2%                 --
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401
FMR Corp. ..............     876,800    8.5%                 --
 82 Devonshire St.
 Boston, MA 02109
Reich & Tang Asset
 Management L.P. .......   1,680,150   16.3%                 --
 600 Fifth Ave.
 New York, NY 10020
All Officers and
 Directors as a group
 (14 persons)...........   2,068,918   18.1%(12)(13)   3,376,225   99.4%

--------
 (1) Includes 560,000 shares of Class A Common Stock issuable upon exercise of outstanding options. In addition, includes 228,153 shares of Class A Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Also includes 400,000 shares held by the Paul S. Bush Charitable Remainder Unitrust, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Excludes 10,891 shares of Class A Common Stock held of record by the Company's Savings and Retirement Plan (the "401(k) Plan") for the benefit of Mr. Paul S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. In addition, excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Certain of the foregoing shares are owned of record by the Paul S. Bush Declaration of Trust, a living trust, maintained for the benefit of Mr. Paul S. Bush.

 (2) Includes 1,861,916 shares of Class B Common stock held by The Bush Family Limited Partnership. In addition, includes 40,557 shares of Class B Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Certain of the foregoing shares are owned of record by the Paul S. Bush Declaration of Trust, a living trust, maintained for the benefit of Mr. Paul S. Bush.

 (3) Includes 143,750 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 7,807 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Robert L. Ayres, and with respect to such shares, the trustees of such Plan have sole voting power.

 (4) Includes 81,563 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 5,134 and 1,025 shares of Class A Common Stock, held of record by the Company's 401(k) Plan for the benefit of Mr. Lewis H. Aronson and his spouse, respectively, and with respect to such shares, the trustees of such Plan have sole voting power. Also excludes 900 shares of Class A Common Stock issuable to Mr. Aronson's spouse upon the exercise of outstanding options owned of record by Mr. Aronson's spouse, and with respect to which Mr. Aronson disclaims beneficial ownership.

 (5) Less than 1%.

 (6) Includes 87,499 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 1,890 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Douglas S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Douglas S. Bush.

 (7) Includes 59,063 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 8,000 shares of Class A Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Excludes 3,284 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Gregory P. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Gregory P. Bush.

 (8) Includes 2,130 shares of Class B Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Includes 9,202 shares of Class B Common Stock held as custodian by Mr. Gregory P. Bush's spouse for the benefit of Mr. Gregory P. Bush's children, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership.

 (9) Includes 22,188 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 60 shares of Class A Common Stock held as custodian by Mr. David G. Dawson for the benefit of a minor child of Mr. Dawson, and with respect to such shares, Mr. Dawson disclaims beneficial ownership.

(10) Includes 23,907 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 6,344 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Donald
     F. Hauck, and with respect to such shares, the trustees of such Plan have sole voting power.

(11) Includes 96,875 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 630 shares of Class A Common Stock held as custodian by Mr. David G. Messinger for his minor children, and with respect to such shares, Mr. Messinger disclaims beneficial ownership. Excludes 8,132 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Messinger, and with respect to such shares, the trustees of such Plan have sole voting power.

(12) Includes shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the Notes above. In addition, includes shares of Class A Common Stock beneficially owned by Mr. Ernest
     C. Artista and Mr. Neil A. Frederick, the Company's Secretary and Treasurer respectively. Excludes shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock. Excludes shares held of record by the Company's 401(k) Plan, as described in the Notes above. In addition, excludes shares of Class A Common Stock issuable to the spouses of certain Officers upon exercise of outstanding options.

(13) In calculating the percentage of shares of Class A Common Stock owned, included in the total number of shares of Class A Common Stock outstanding are the shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the foregoing Notes.

                             ELECTION OF DIRECTORS

  Twelve (12) Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. Five of such Directors will be Class A Directors, elected by the holders of the Class A Common Stock, and seven of such Directors will be Class B Directors, elected by the holders of the Class B Common Stock. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. Proxies not marked to the contrary will be voted for the election of the following persons with respect to that class of Common Stock represented thereby. All of the nominees are standing for re-election by the stockholders from the current term, except for Mr. Erland E. Kailbourne who was elected a member of the Board of Directors in October 1999 by action of the Board of Directors.

           Name and Age             Director Since Position with the Company
----------------------------------- -------------- -------------------------
Nominees for Class A Directors
 Paul A. Benke (78)................      1985      Director

 Jerald D. Bidlack (64)............      1985      Director

 David G. Dawson (52)..............      1998      Director

 Robert E. Hallagan (56)...........      1993      Director

 Erland E. Kailbourne (58).........      1999      Director

Nominees for Class B Directors
 Paul S. Bush (63).................      1965      Chairman of the Board,
                                                   President, Chief Executive
                                                   Officer

 Robert L. Ayres (56)..............      1988      Executive Vice President,
                                                   Chief Operating Officer,
                                                   Chief Financial Officer and
                                                   Director

 Lewis H. Aronson (47).............      1993      Senior Vice President of
                                                   Operations and Director

 Douglas S. Bush (33)..............      1995      Vice President of
                                                   Merchandising and Director

 Gregory P. Bush (34)..............      1993      Senior Vice President of
                                                   Product Development and
                                                   Research and Development and
                                                   Director

 Donald F. Hauck (56)..............      1981      Senior Vice President and
                                                   Director

 David G. Messinger (50)...........      1988      Senior Vice President of
                                                   Sales and Marketing and
                                                   Director

  Mr. Paul A. Benke has served as a Director of the Company since 1985. In 1982, Mr. Benke founded the Roger Tory Peterson Institute, a not-for-profit environmental education institute, and is titled "Founder". He served as its President from 1995 to 1996 and as its Executive Vice President/Executive Director from 1991 through 1995.

  Mr. Jerald D. Bidlack has served as a Director of the Company since 1985. Mr. Bidlack has been President of Griffin Automation, Inc., West Seneca, New York since 1992, a designer and manufacturer of automation equipment. He also serves as a Director of Graham Corporation of Batavia, New York.

  Mr. David G. Dawson has served as a Director of the Company since 1998. Mr. Dawson has been Chairman of the Board and President of Dawson Metal Company and Dawson Doors DBA since 1983 and has been President of Spray Tech, Inc. since 1994. Mr. Dawson also serves on the Board of Directors of CLI Oncology, Integument Technologies, Inc. and Libera, Inc. In addition, Mr. Dawson serves on a number of charitable boards and commissions.

  Mr. Robert E. Hallagan has served as a Director of the Company since 1993. Mr. Hallagan has been the Vice Chairman of Heidrick & Struggles since January 1997, and prior to that he was its President and Chief Executive Officer since 1991. In addition, Mr. Hallagan serves as Chief Executive Officer of the Heidrick & Struggles/National Association of Corporate Directors (NACD) joint venture, "The Center for Board Leadership". Mr. Hallagan also serves on the Board of Directors of Berkshire Life Insurance Company and the National Association of Corporate Directors.

  Mr. Erland E. Kailbourne has been the Chairman of The John R. Oishei Foundation since October 1998, and he is the retired Chairman and CEO of Fleet National Bank, New York Region, where he spent 37 years in various executive capacities prior to his retirement in December 1998. He currently serves on a number of corporate and community boards including Adelphia Communications Corp., Albany International Corp., Rand Capital Corp., which are public companies, and the New York ISO Utilities Board.

  Mr. Paul S. Bush has been with the Company since it was founded in 1959. He has been President and Chief Executive Officer since 1971. Mr. Paul S. Bush serves on the Board of Directors of the American Furniture Manufacturers Association of High Point, North Carolina. He is the father of Messrs. Gregory
P. and Douglas S. Bush.

  Mr. Robert L. Ayres joined the Company as Executive Vice President in 1988. He has been Chief Operating and Chief Financial Officer since 1991.

  Mr. Lewis H. Aronson has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Aronson is Senior Vice President of Operations.

  Mr. Douglas S. Bush has been employed by the Company since 1990 and has held a variety of management positions within the Company since that time. Currently Mr. Douglas S. Bush is Vice President of Merchandising. He is the son of Mr. Paul S. Bush and the brother of Mr. Gregory P. Bush.

  Mr. Gregory P. Bush has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Gregory P. Bush is Senior Vice President of Product Development and Research and Development. He is the son of Mr. Paul S. Bush and the brother of Mr. Douglas S. Bush.

  Mr. Donald F. Hauck has been employed by the Company since 1971 and has held a variety of management positions with the Company since that time. Currently Mr. Hauck is Senior Vice President.

  Mr. David G. Messinger has been employed by the Company since 1975 and has held a variety of management positions with the Company since that time. Currently Mr. Messinger is Senior Vice President of Sales and Marketing.

  The business background of the following Executive Officers of the Company, to the extent not otherwise set forth herein, are described below:

  Mr. Ernest C. Artista (48) joined the Company in 1988 and has held a variety of management positions with the Company since that time. Currently Mr. Artista is Secretary of the Corporation and Vice President of Organizational Development and Human Resources.

  Mr. Neil A. Frederick (47) joined the Company in 1988 and has held a variety of management positions with the Company since that time. Currently, Mr. Frederick is Treasurer of the Corporation and Vice President of Finance.

                      MEETINGS OF THE BOARD OF DIRECTORS
                     AND INFORMATION REGARDING COMMITTEES

  The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

  The Audit Committee is composed of Messrs. Paul A. Benke (Chairman), Jerald
D. Bidlack, Robert E. Hallagan and Erland E. Kailbourne. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. Recently both the United States Securities and Exchange Commission and the New York Stock Exchange have issued new rules to amend audit committee requirements. The Audit Committee is in the process of implementing these new rules, consistent with transition measures provided for under such rules. The Audit Committee held two meetings in 1999.

  The Compensation Committee is comprised of Messrs. Jerald D. Bidlack (Chairman), Paul A. Benke, Robert E. Hallagan and Erland E. Kailbourne. The duties of the Compensation Committee include recommending to the Board of Directors remuneration to be paid to Executive Officers of the Company, determining the number of shares and options to be awarded pursuant to the Company's 1995 Stock Plan, administering and monitoring compensation, including administering the Company's Performance Bonus Plan, and recommending the establishment of incentive and bonus programs for executives of the Company. The Compensation Committee held two meetings in 1999.

  The Board of Directors held eleven meetings in 1999. All Directors attended at least 75% of the meetings of the Board of Directors and Committees on which they then served.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

  All decisions on the compensation of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the
"Committee"). Grants or awards of stock options or shares of the Company's Class A Common Stock to Executive Officers are made solely by the Committee in compliance with the requirements of Rule 16b-3, promulgated under the Securities Exchange Act of 1934.

  The Company's executive compensation program is designed to help attract, retain, and motivate the highly qualified personnel needed to ensure maximum stockholder returns. To meet these goals, the Company has implemented a compensation program with the following components:

  . Base salaries that reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities, and contributions of each individual executive.

  . Short term incentives that are directly linked to the financial performance of the Company.

  . Long term incentives that balance the Executive Officer's short and long term perspectives and provide rewards consistent with stockholder returns.

  All decisions regarding individual compensation for the Company's Executive Officers and executive compensation programs are reviewed, discussed, and approved by the Committee and/or are recommended to the Board of Directors or stockholders for approval, as appropriate. All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual's contributions to the Company's success, any significant changes in role or responsibility, and internal equity of pay relationships.

  The competitiveness of the Company's total compensation program-- incorporating base salaries, short term incentives, and long term incentives-- is assessed regularly. In general, the Committee intends that the overall compensation level for the executive group should reflect competitive levels of compensation for comparable positions in similarly sized manufacturers of consumer durables over the long term.

  The Company believes that Executive Officers should be rewarded for their contribution to the financial success and profitability of the business, and as such, in 1994, the Company implemented, with stockholder approval, a Performance Bonus Plan. Under the Performance Bonus Plan, actual bonus amounts for each Executive Officer are based on a formula which multiplies the Executive Officer's base salary by the Company's pretax, pre-bonus profits as a percentage of sales and a factor reflecting the Executive Officer's relative responsibilities and ability to impact the Company's profits. All Executive Officers, including the Chief Executive Officer, participate in the Performance Bonus Plan. In addition, the Committee and the Board of Directors occasionally approve special bonuses in recognition of extraordinary achievements that have provided significant benefits to the stockholders of the Company.

  The Company believes that it is essential to link executive and stockholder interests. To meet this objective, the Company administers a stock option program which awards grants to provide participants with an opportunity to share in the Company's success. In determining stock option grants, the Committee considers the externally competitive market, the past contributions of the individual, the individual's ability to affect Company profitability, the scope of the individual's responsibilities, and the need to retain the individual's service over time. All Executive Officers, including the Chief Executive Officer, are eligible to participate in this program.

1999 Executive Compensation

  In the first quarter of 2000, consistent with the Company's executive compensation program designed to help attract, retain, and motivate the highly qualified personnel needed to ensure maximum stockholder returns, the base salaries of certain Executive Officers were increased. Bonuses awarded to all Executive Officers, including Mr. Paul S. Bush, are primarily a function of payouts under the formula-based Company Performance Bonus Plan, as described above.

Jerald D. Bidlack, Chairman
Paul A. Benke
Robert E. Hallagan
Erland E. Kailbourne

                          Summary Compensation Table

                                                              Long Term Compensation
                                                          -------------------------------
                                 Annual Compensation             Awards          Payouts
                             ---------------------------- --------------------- ---------
                                                                     Securities   Long
                                                Other     Restricted Underlying   Term
                                                Annual      Stock     Options/  Incentive  All Other
       Name and              Salary   Bonus  Compensation   Awards      SARs     Payouts  Compensation
  Principal Position    Year ($) (1)   ($)     ($) (2)       ($)        (#)        ($)      ($) (3)
----------------------- ---- ------- ------- ------------ ---------- ---------- --------- ------------
Paul S. Bush            1999 600,002 651,300    6,576        --         --         --      291,409(4)
 Chairman, President,   1998 588,462 682,500    4,836        --         --         --      299,448(4)
 Chief Executive        1997 545,184 928,988    4,344        --         --         --      300,732(4)
 Officer

Robert L. Ayres         1999 404,998 344,468    1,567        --         --         --       79,149(4)
 Exec. Vice President,  1998 395,004 360,937      --         --         --         --       77,862(4)
 Chief Operating        1997 351,923 464,153      --         --         --         --       79,540(4)
 Officer,
 Chief Financial
 Officer

David G. Messinger      1999 299,988 225,450    1,254        --         --         --        5,700
 Senior Vice President  1998 292,298 236,250      --         --         --         --        5,700
 of Sales & Marketing   1997 259,615 272,231      --         --         --         --        5,375

Lewis H. Aronson        1999 250,000 167,000      585        --         --         --        5,075
 Senior Vice President  1998 242,308 175,000      --         --         --         --        5,017
 of Operations          1997 207,692 190,562      --         --         --         --        4,558

Gregory P. Bush         1999 161,538  86,850      731        --         --         --        4,450
 Senior Vice President  1998 150,000  65,625      --         --         --         --        4,250
 of Product Development 1997 145,385  95,281      --         --         --         --        4,098
 and Research and
 Development

--------
(1) 1999 and 1998 salary represents 26 biweekly pay periods. 1997 salary represents 27 biweekly pay periods.

(2) Represents imputed income from non-interest bearing loans.

(3) Includes Company contribution to the Savings and Retirement Plan (401(k)). In 1999, such contributions were $5,700 for Mr. Paul S. Bush, $5,700 for Mr. Ayres, $5,700 for Mr. Messinger, $5,075 for Mr. Aronson, and $4,450 for Mr. Gregory P. Bush. In 1998, such contributions were $5,700 for Mr. Paul S. Bush, $5,700 for Mr. Ayres, $5,700 for Mr. Messinger, $5,017 for Mr. Aronson, and $4,250 for Mr. Gregory P. Bush. In 1997, such contributions were $5,375 for Mr. Paul S. Bush, $5,375 for Mr. Ayres, $5,375 for Mr. Messinger, $4,558 for Mr. Aronson, and $4,098 for Mr. Gregory P. Bush.

(4) Includes premiums paid by the Company with respect to split-dollar life insurance policies for Mr. Paul S. Bush and Mr. Ayres. The Company will be reimbursed to the extent of the premiums paid, and expects to receive such payments upon the earlier of the death of the participant, or rollout of the policies, the timing of which is contingent upon the amount of premiums paid and policy performance. Premiums in 1999 were $285,709 for Mr. Paul S. Bush and $73,449 for Mr. Ayres. Premiums in 1998 were $293,748 for Mr. Paul S. Bush and $72,162 for Mr. Ayres. Premiums in 1997 were $295,357 for Mr. Paul S. Bush and $74,165 for Mr. Ayres.

 Aggregated Options/SAR Exercises in the Last Fiscal Year and Fiscal Year-End
                               Options/SAR Value

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares            Options/SARs at Fiscal   In-the-Money Options/SARs
                         Acquired  Value         Year-End (#)        at Fiscal Year-End $(000)
                            On    Realized ------------------------- -------------------------
Name                     Exercise  $(000)  Exercisable Unexercisable Exercisable Unexercisable
------------------------ -------- -------- ----------- ------------- ----------- -------------
Paul S. Bush............   --       --       560,000         --         4,635         --
Robert L. Ayres.........   --       --       101,565      42,185          841         349
David G. Messinger......   --       --        67,343      29,532          557         244
Lewis H. Aronson........   --       --        62,577      18,986          518         157
Gregory P. Bush.........   --       --        44,298      14,765          367         122

Compensation of Directors

  Directors who are not employees of the Company were paid an annual fee of $28,000.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

  The Executive Officers named in the Summary Compensation Table, except for Mr. Gregory P. Bush, have employment agreements with the Company which provide for a rolling three-year term of employment. Effective as of March 2000, the base salaries payable on an annualized basis under the agreements are as follows: Mr. Paul S. Bush $630,000; Mr. Robert L. Ayres $435,000; Mr. David G. Messinger $330,000; and Mr. Lewis H. Aronson $280,000. The agreements also provide that upon termination of an executive's employment due to disability, the executive will receive the severance payments he would have received upon termination of his employment by the Company without good cause, reduced by the benefits that he may receive under any short term disability and long term disability plans provided by the Company. In addition, in the case of Mr. Paul
S. Bush and Mr. Robert L. Ayres, the agreements provide for the continuation of certain split dollar life insurance arrangements with the Company, despite termination of their employment by the Company without good cause, until the earlier of their death or rollout of the policies.

  Pursuant to the agreements, if the executive's employment with the Company is terminated without good cause during the term of his agreement, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid, absent such termination, for a number of months specified as follows: Mr. Paul S. Bush (36 months); Mr. Robert L. Ayres (36 months); Mr. David G. Messinger (12 months); and Mr. Lewis H. Aronson (12 months).

  Under each of the agreements, if the executive terminates his employment after a substantial adverse alteration in the nature and status of the executive's responsibilities or duties following a change in control of the Company (as defined in the agreements), or if the Company terminates the executive's employment without good cause following a change in control of the Company, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid during the next 36 months, or in the case of Mr. Paul S. Bush, the next 48 months. The compensation payable to an executive upon a "change in control" will be reduced, if necessary, to assure that the payments would not constitute "excess parachute payments" under the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. None of the Executive Officers of the Company have served on the Board of Directors or Compensation Committee during the last fiscal year of any other entity, any of whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

Certain Indebtedness
  The Company has loaned money to certain of its Executive Officers from time to time for various reasons, including to facilitate the purchase of the Company's stock, at fair market value, under the Company's 1995 Stock Plan. While all loans are currently non-interest bearing, loans made to facilitate the purchase of the Company's stock are non-interest bearing only until November 2001. The largest amount of indebtedness during 1999 for Mr. Paul S. Bush was $363,861, and as of February 26, 2000, Mr. Paul S. Bush owed the Company $360,373. For the other Executive Officers named in the Company's Summary Compensation Table, the largest aggregate amount of indebtedness outstanding at any time during 1999 was as follows: Mr. Robert L. Ayres, $187,494, Mr. David G. Messinger, $149,995, Mr. Gregory P. Bush, $87,492 and Mr. Lewis H. Aronson, $69,988, with said amounts remaining outstanding as of February 26, 2000. Imputed interest on loans to named Executive Officers is reflected in the Summary Compensation Table under the Column "Other Annual Compensation".

Comparison of Total Stockholder Return
  The following graph sets forth total stockholder returns for the New York Stock Exchange, the S&P Household Furnishings Index, and the Company for the five-year period beginning January 1, 1995 and ending January 1, 2000. Total stockholder returns for the graph assumes that $100 was invested at the beginning of the period, and that all dividends were reinvested.

                   Comparison of Five Year Cumulative Return

                                   [GRAPH]

                            1/1/95   1/1/96   1/1/97   1/1/98   1/1/99   1/1/00

Bush Industries, Inc.      $100.00  $120.56  $178.40  $242.40  $117.01  $164.15
New York Stock Exchange    $100.00  $131.31  $156.33  $203.71  $237.43  $259.15
S&P Household Furnishings  $100.00  $121.83  $112.68  $165.80  $221.27  $201.35

  The preceding sections entitled "Report of the Compensation Committee on Executive Compensation" and "Comparison of Total Stockholder Return" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission (the "Commission"), will not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made by the Company with the Commission.

             RATIFICATION OF AMENDMENT TO THE COMPANY'S 1995 STOCK
               PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A
                       COMMON STOCK SUBJECT TO SUCH PLAN

  The Board of Directors has amended, subject to stockholder ratification, the Company's 1995 Stock Plan (the "Plan"), to increase the number of shares of Class A Common Stock subject to such Plan by 250,000 shares. The Plan provides for the award of Incentive Stock Options ("ISO's") (as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), Non-Qualified Stock Options (NQSO's), not intended to qualify under Section 422 of the Code, and shares of its Class A Common Stock subject to certain restrictions (the "Restricted Stock") to employees, directors, independent contractors and consultants of the Company (the "Plan Participants"). The maximum number of shares of Class A Common Stock available for issuance under the Plan, as initially adopted and approved by the Company's stockholders, was 375,000 shares of Class A Common Stock, as adjusted for stock dividends and/or stock splits effectuated in the form of stock dividends. The number of options and/or shares of Restricted Stock which can be awarded to any one person in a given year is 200,000. As of February 29, 2000, there remained 161,465 shares of Class A Common Stock reserved for issuance under the terms of the Plan. The Company's Board of Directors has deemed it in the best interest of the Company to increase the number of shares of Class A Common Stock subject to the Plan by 250,000 shares of Class A Common Stock to provide the Company with the flexibility to issue additional shares and/or options under the Plan. The Company believes that the Plan provides employees, directors, independent contractors and consultants of the Company with an additional incentive to stimulate their efforts on the Company's behalf and to attract other qualified personnel to the Company's employ.

  The affirmative vote of a majority of the outstanding shares of Class A and Class B Common Stock, voting as a single class, and after taking into account that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of the amendment to the Plan to increase the number of shares of Class A Common Stock subject to the Plan by 250,000 shares of Class A Common Stock. The Board of Directors recommends a vote in favor of such ratification.

  The following is a brief summary of the provisions of the 1995 Stock Plan as previously adopted by the Company's stockholders and does not include all of the detailed provision of the Plan.

  In accordance with the terms of the Plan, ISO's may be issued with an exercise price equal to the fair market value of a share of Class A Common Stock on the date that the option is granted. In the case of a stockholder who owns 10% or more of the voting stock of the Company, the exercise price cannot be less than 110% of the fair market value of a share of Common Stock as of the date of grant. The Company can also issue NQSO's under the terms of the Plan, at an exercise price as determined by the Compensation Committee.

  The Plan is administered by the Company's Compensation Committee. The interpretation and construction by the Compensation Committee of any provision of the Plan is final and binding.

  No option may be exercised more than ten years from the date of its grant, unless otherwise required or provided at the time of grant. All options will be non-assignable and non-transferable by the holder, except as otherwise provided by will or by the laws of descent and distribution. The Plan provides for an adjustment in the number of shares of Class A Common Stock subject to each outstanding option and/or in the exercise price thereof, in the event of stock dividends, recaptializations, mergers, consolidations, or reorganizations.

  No option granted under the Plan may be exercised during the first year after the date of grant. Options granted under the Plan may be subject to a vesting schedule, as determined as of the date of grant. The Plan provides for an accelerated vesting in the event of a change in control and under certain other circumstances. Options which have not been exercised must, unless otherwise provided at the time of grant, be exercised within three months of termination of employment or six months of death.

  Shares of Restricted Stock may be awarded for such consideration and on such terms as the Compensation Committee may determine. As long as the restrictions remain in effect, the grantee cannot sell or transfer the shares, but the grantee has all the other rights of a stockholder, including the right to vote and to received dividends. The grantee will forfeit the grantee's Restricted Stock to the Company if the grantee's employment with the Company terminates for any reason prior to the expiration of the restrictions. Restrictions on the disposition of Restricted Stock will expire after two years of continued employment or after such shorter or longer time period as determined by the Compensation Committee. The Compensation Committee in its discretion, however, may relax or remove restrictions.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has retained, subject to stockholder ratification, Deloitte & Touche LLP, as its independent public accountants for the fiscal year ending December 30, 2000. Deloitte & Touche LLP has been the independent accountants for the Company for the past sixteen years and has no financial interest, either direct or indirect, in the Company. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, as the Company's independent public accountants, the Board of Directors will consider the selection of another accounting firm.

  The vote of a majority of the shares of Class A and Class B Common Stock represented at the Annual Meeting, voting as a single class, after giving effect that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of Deloitte & Touche LLP, as the Company's independent public accountants. The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent public accountants.

                             CERTAIN TRANSACTIONS

  The Company has entered into employment agreements with Messrs. Paul S. Bush, Robert L. Ayres, Lewis H. Aronson, and David G. Messinger. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  The Company maintains "key man" life insurance in the amount of approximately $21.4 million on the life of Mr. Paul S. Bush, the Chairman of the Board, President and Chief Executive Officer of the Company. Effective July 1997, the Company entered into a stock redemption agreement with Mr. Paul
S. Bush, which provides that upon Mr. Paul S. Bush's demise the Company may be required to redeem a portion of the Company's capital stock then owned by Mr. Paul S. Bush's estate, at the then market price based upon a thirty day average prior to the closing of any stock redemption. The amount of the redemption is limited to the approximately $21.4 million in life insurance proceeds described above. The Company believes that the redemption agreement would protect stockholder valuation, by providing a mechanism for the orderly liquidation of a portion of the estate's equity holdings in the Company, if the estate is then required to sell such stock, for among other reasons, to satisfy, in whole or part, then current estate tax obligations.

  During fiscal year 1999, the Company paid Bush Entertainment, Inc., a company of which Mr. Paul S. Bush is a principal, an aggregate of approximately $77,000 for services rendered. Mr. David G. Dawson, a Class A

Director of the Company, served as a consultant to the Company during the Company's 1999 fiscal year. For the fiscal year ended January 1, 2000, the Company paid Mr. Dawson in the aggregate approximately $88,000 for such services.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during its 1999 fiscal year, all such filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than November 24, 2000 in order for them to be included in the proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
March 29, 2000

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             BUSH INDUSTRIES, INC.
                                 P.O. BOX 460
                   One Mason Drive, Jamestown, NY 14702-0460
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUSH
                               INDUSTRIES, INC.

     The undersigned hereby appoints Paul S. Bush and Robert L. Ayres as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated hereon, all the shares of Class A Common Stock of Bush Industries, Inc. held of record by the undersigned on March 16, 2000, at the Annual Meeting of Stockholders to be held on May 11, 2000 at 10:00 a.m., or any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE COMPANY'S 1995 STOCK PLAN, AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM
ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                          (Continued on reverse side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Class A Common Stockholder. If no direction is made, this proxy will be voted FOR the following Proposals:

 1. ELECTION OF DIRECTORS       PAUL A. BENKE, JERALD D. BIDLACK, DAVID G.
                                DAWSON, ROBERT E. HALLAGAN, ERLAND E. KAILBOURNE

    FOR all         WITHHOLD
nominees listed    AUTHORITY
  (except as      to vote for
 marked to the    all nominees  (INSTRUCTION: To withhold authority to vote for
   contrary)        listed      any individual nominee, write that nominee's
                                name in the space provided below.)

     / /              / /       ________________________________________________

2. PROPOSAL TO RATIFY AN AMENDMENT TO THE COMPANY'S 1995 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK SUBJECT TO SUCH PLAN BY AN AGGREGATE 250,000 SHARES OF CLASS A COMMON STOCK.

                          FOR     AGAINST     ABSTAIN

                          / /       / /         / /


3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, TO ACT AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000.

                          FOR     AGAINST     ABSTAIN

                          / /       / /         / /

TO ACT UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

                                          This proxy should be marked, dated and
                                          signed by the stockholder(s) exactly
                                          as his or her name appears hereon, and
                                          returned promptly in the enclosed
                                          envelope. Persons signing in a
                                          fiduciary capacity should so indicate.
                                          If shares are held by joint tenants or
                                          as community property, both must sign.

                                          Dated:__________________________, 2000

                                          ______________________________________
                                          Signature

                                          ______________________________________
                                          Signature